EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-88475; Form S-8 No. 333-39309; Form S-8 No. 333-14145; Form S-8 No. 333-53632; Form S-8 No. 333-99959; Form S-3 No. 333-52522; Form S-3 No. 333-65720; Form S-3 No. 333-118376 and Form S-3 No. 333-118377) of Toreador Resources Corporation and of our report dated April 11, 2003, with respect to the consolidated financial statements of Toreador Resources Corporation for the year ended December 31, 2002 included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Dallas, Texas

March 28, 2005